Exhibit 99.1

                  VaxGen Presents New Smallpox Vaccine Data at
                         International Poxvirus Meeting

      BRISBANE, Calif. - June 6, 2006 - VaxGen, Inc. (Pink Sheets: VXGN.PK) today announced new non-clinical data from a study of the company's attenuated smallpox vaccine candidate, LC16m8. The data are being presented at this week's International Poxvirus and Iridovirus Symposia sponsored by the Federation of American Societies for Experimental Biology (FASEB) in Indian Wells, Calif.

      The poster, authored by C. Empig, K. Higgins, I. Levenbook, and K. Draper, will be presented on Tuesday, June 6th and Wednesday, June 7th at 10 a.m. PST. The poster reports on the licensed smallpox vaccine, Dryvax, and LC16m8 in an established animal neurovirulence test. In the study, all Dryvax-inoculated animals died within 7 days after intrathalamic inoculation. In contrast, all animals that received LC16m8 survived for the duration of the study (15 days).

      VaxGen is developing LC16m8 for use in the United States and elsewhere in partnership with the Chemo-Sero-Therapeutic Research Institute (KAKETSUKEN) of Kumamoto, Japan, the licensed manufacturer of LC16m8.

      About LC16m8

      The vaccine was initially developed and licensed in Japan to address the need for a smallpox vaccine that was safer than but as effective as conventional, unattenuated smallpox vaccines. LC16m8 is administered in Japan as a single dose at the surface of the skin, not by injection. Studies involving approximately 50,000 children were conducted in Japan, where the vaccine is currently approved and manufactured commercially.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax and smallpox. The company has been awarded an $877.5 million U.S. government contract to provide 75 million doses of its recombinant anthrax vaccine for civilian biodefense. Based in South San Francisco, Calif., VaxGen operates a wholly owned manufacturing facility in California and is a shareholder in Celltrion, Inc., a South Korean joint venture established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company's web site at: http://www.vaxgen.com.

      About KAKETSUKEN

      KAKETSUKEN is a Juridical Foundation which researches, develops, manufactures and

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supplies biological products such as vaccines for humans and animals, and blood plasma derivatives. Based in Kumamoto, Japan, the foundation has pursued the preventive medicine fields of microbiology, immunology and serology, towards the improvement of health and hygiene, and is a leading company in the fields of human vaccines, animal vaccines, and blood plasma derivatives in Japan. For further information about KAKETSUKEN, please visit the company's web site at http://www.kaketsuken.or.jp/index.html

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the potential safety and efficacy of LC16m8. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company's Current Report on Form 8-K filed by VaxGen on Februrary 16, 2006, under the heading "Risk Factors" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:

Kesinee AngkustsiriYip
Associate Director, VaxGen Corporate Affairs
(650) 624-1041